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                                                                    EXHIBIT 7b











                              Exhibit - Item 7 (b)
                Amendment No. 1 to Amended and Restated Option to
                 Purchase Common Stock of Stonepath Group, Inc.
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THE SECURITIES REPRESENTED HEREIN HAVE NOT BEEN REGISTERED WITH THE SECURITIES
AND EXCHANGE COMMISSION IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

Original Issuance Date:  June 21, 2001 (as subsequently     Option No. 2001-11
amended and restated February 22, 2002)                             As amended
As Amended:  July 3, 2002                                         July 3, 2002



                                 AMENDMENT NO. 1
                                       TO
                              AMENDED AND RESTATED
                         OPTION TO PURCHASE COMMON STOCK
                                       OF
                              STONEPATH GROUP, INC.

Registered Owner:  Dennis Pelino

         This certifies that, for value received, Stonepath Group, Inc., a Delaware corporation (the "Company"), has agreed to amend the terms and conditions of the Option to Purchase Common Stock of the Company granted to the Registered Owner on June 21, 2001, as subsequently amended and restated February 22, 2002 (the "Option"), on the terms and conditions set forth below:

         1. Vesting. Section 2.3 of the Option is revised to read in its entirety as follows:

               "2.3 Vesting. The Options granted hereunder shall be fully vested as of July 3, 2002. Item 6 of Schedule A to the Option, which sets forth the vesting schedule associated with the Option, shall no longer be of any force and effect inasmuch as the Options shall have fully vested and shall entitle the Registered Owner, subject to the other terms of the Option, to immediately exercise his right to purchase 1,800,000 shares of the Common Stock of the Company."

         2. Termination of Holder's Service to the Company. Subsection 2.4(c) of the Option is amended and restated in its entirety to read as follows:

               "If during the Term the Holder shall cease to perform Service to the Company as a result of termination of Holder's employment by the Company "For Cause" (as hereafter defined) or termination or resignation by Holder without "Good Reason" (as hereafter defined), then, subject to the last sentence of this paragraph and notwithstanding any provisions otherwise contained in this Option Agreement, any Options then exercisable on the date of such termination or resignation, shall only be exercisable for a period of ninety (90) days thereafter; and if not exercised within that period, such Options shall lapse and be of no further force and effect. Notwithstanding the foregoing, for purposes of this subparagraph (c), a "termination or resignation by Holder without Good Reason" shall not be deemed to have occurred if the Holder's employment with the Company ceases by virtue of the expiration of the term of Holder's then existing employment agreement with the Company; provided, that, Holder otherwise remained employed by the Company through the scheduled expiration of such employment agreement, then, and in such a case, the Options may be exercised at any time thereafter during the Term.

               All remaining Options not exercisable at the time of Holder's termination or resignation as covered by this subparagraph (c), shall lapse and be of no further force and effect."
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         3.    Full Force and Effect.  Unless  otherwise  modified  by the terms of this Amendment, the terms of the Option shall remain in full force and effect.

         4. Entire Agreement. This Amendment and the Option contain the entire understanding and agreement among the parties and supersedes any prior understandings or agreements between them with respect to the subject matter hereof and thereof.

         IN WITNESS WHEREOF, the Company has caused this Amendment No. 1 to the Amended and Restated Option to Purchase Common Stock of Stonepath Group, Inc. to be executed by its duly authorized officer as of the date of amendment first set forth above.

                                           STONEPATH GROUP, INC.


                                           BY: /s/ Stephen M. Cohen
                                               --------------------------------
Agreed to and accepted by:                     Signature

Registered Owner                                   Stephen M. Cohen
                                               --------------------------------
                                               Name
/s/ Dennis L. Pelino
-------------------------------------
Dennis L. Pelino                               Senior Vice-President and
                                               General Counsel
                                               --------------------------------
                                               Title